UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: January 18, 2010 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 18, 2010, Mr. Donald M. Fisher was appointed to the Board of Directors.  There have been no transactions between Mr. Fisher and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Fisher’s business experience:

Mr. Fisher is a sales executive with experience in business to business and business to consumer marketing.  He is also an entrepreneur having been part of numerous startups.  He has lead two separate firms to the ranks of the Philly 100 Fastest Growing Companies.  In recent years, his work has focused on the web and new media, including work in the areas of syndication, aggregation, search engine marketing and community building.  He currently leads a team responsible for web properties generating in excess of 200 million page views per year and nearly 1 million unique visitors.

Mr. Fisher’s prior experience includes building managing sales organizations, defining, pricing and launching new products into emerging markets and international sales.  He has implemented sales management systems and has significant experience in the business intelligence sector.

A graduate of the University of Pennsylvania, Don is active in numerous non-profit and business organizations.  He is a Trustee of the East Coast Greenway Alliance, past president of the Mask and Wig Club of the University of Pennsylvania and a member of the Business Leaders Network in Philadelphia.

SIGNATURES

Dated: January 19, 2010	DIGITALTOWN, INC By: /s/ Richard Pomije_______________ Richard Pomije Chief Executive Officer